EXHIBIT 8

                [Letterhead of Arent Fox Kintner Plotkin & Kahn]


                                                           February 24, 1997


The Cosmetic Center, Inc.
8839 Greenwood Place
Savage, Maryland 20763

Gentlemen:

         We have acted as counsel for The Cosmetic Center, Inc., a Delaware corporation (the "Company"), in connection with the proposed merger of Prestige Fragrance & Cosmetics, Inc., a Delaware corporation ("PFC"), into the Company pursuant to the Agreement and Plan of Merger dated as of November 27, 1996 among the Company, PFC and PFC's sole shareholder, Revlon Consumer Products Corporation ("Parent") (the "Merger Agreement"). (The proposed merger pursuant to the Merger Agreement is hereinafter referred to as the "Merger"). You have requested our opinion as to certain federal income tax consequences of the Merger to the holders of shares of the Company's Class A common stock and Class B common stock (the "Cosmetic Stockholders").

         In this connection we have reviewed the documents governing and describing the proposed transactions, including the Merger Agreement and the Proxy Statement/Prospectus included in Registration Number 333-18321 filed by the Company with the Securities and Exchange Commission (the "Registration Statement") and have received certain representations from the managements of the Company, Parent and PFC.

         Based on the information set forth in the Registration Statement and managements' representations and assuming the transaction is effected pursuant to, and on the terms set forth in, the Merger Agreement, it is our opinion that the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code and that the material federal income tax consequences of the Merger to the Cosmetic Stockholders will be as set forth in the section of the Proxy Statement/Prospectus captioned "The Merger - Certain Federal Income Tax Consequences."

         The opinion set forth herein is based upon currently existing statutes, rules, regulations and judicial decisions and might be altered by future changes in or interpretations of any of these sources of law.

         Our opinion is not binding on the Internal Revenue Service or any court, and there can be no assurance that the Internal Revenue Service or a court will agree with our conclusions.



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         We consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to our firm as "tax counsel." In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities act of 1933, as amended.

                                            Very truly yours,


                                            Arent Fox Kintner Plotkin & Kahn